Exhibit 99.1

NEWS RELEASE

Media Relations:	Investor Relations:

ARAMARK Corporation	ARAMARK Corporation
Michelle Davidson, 215-238-3523	Gary Sender, 215-238-3361
Davidson-michelle@aramark.com	Sender-gary@aramark.com

ARAMARK REPORTS STRONG GROWTH IN SALES AND IMPROVED EARNINGS

FOR THIRD QUARTER FISCAL 2004

PHILADELPHIA, PA – August 11, 2004 – ARAMARK Corporation (NYSE:RMK), a world leader in managed services, today reported sales of $2.6 billion for its third quarter ended July 2, 2004, an 11 percent increase compared with the third quarter of 2003. Organic sales growth (as defined and adjusted as set forth below) was 8 percent. Income from continuing operations for the quarter was $64.5 million as compared to $63.9 million in the prior year quarter. For comparison purposes, after adjusting for two non-operating items that occurred in the third quarter of 2003, as described below, income from continuing operations increased 7 percent. Diluted earnings per share from continuing operations were $0.33 versus $0.33 in the year ago quarter or $0.31, after adjusting for the two items noted below.

Year-to-Date Results

For the first nine months of fiscal 2004, sales increased 10 percent to $7.6 billion. Organic sales growth was 6 percent. Organic growth excludes the impact of acquisitions, divestitures and foreign currency fluctuations. For the third fiscal quarter and first nine months of fiscal 2004, organic growth is also adjusted to reflect the impact of a calendar shift that caused ARAMARK’s domestic education sector to have one less service week in both the third quarter and the first nine months of fiscal 2004 compared to the corresponding periods in fiscal 2003. Income from continuing operations for the first nine months was $178.5 million as compared to $160.1 million in the prior year period and diluted earnings per share were $0.92 as compared to $0.81 in the prior year period. Excluding two non-operating items for the third quarter of last year – a $4.7 million debt extinguishment charge, net of tax, and the settlement of certain open tax years that reduced the company’s provision for income taxes by approximately $8.4 million – year-to-date income from continuing operations rose 14 percent and diluted earnings per share increased 16 percent.

Chief Executive Officer’s Comments

“Our performance for the third quarter, as well as for the first nine months of fiscal 2004, clearly demonstrates that we continue to execute well on our Mission One growth strategy,” said William Leonard, President and Chief Executive Officer of ARAMARK. “While we are very pleased with our strong organic growth across-the-board in both economically sensitive and non-sensitive businesses, we continue to feel the effects of start up costs and other cost pressures for some healthcare contracts and increasing labor-related expenses in all of our lines of business.”

Food and Support Services

In ARAMARK’s Food and Support Services – U.S. segment, third quarter sales of $1.8 billion were 8 percent higher than the same quarter a year ago, representing organic sales growth of 9 percent. For the U.S. Food and Support Services segment, organic growth is adjusted to reflect the impact of the calendar shift described above on ARAMARK’s domestic education sector. Segment operating income increased 4 percent to $89.5 million. The impact of the aforementioned calendar shift reduced the operating income growth rate by about 3 percentage points.

Sales for the Food and Support Services – International segment rose 31 percent to $475 million compared with the same period last year. The impact of changes in currency translation rates increased reported sales by about 9 percentage points. Organic sales growth for the segment was 5 percent, with Canada, Belgium and Spain delivering particularly strong performances. Operating income in this segment rose to $19.0 million, a 17 percent increase compared with the prior year, with currency translation contributing about 8 percentage points.

Uniform and Career Apparel

In ARAMARK’s Uniform Career Apparel – Rental segment, sales of $262 million for the third quarter were up 3 percent compared with the same period in 2003. Organic sales growth was 3 percent. Operating income of $29.1 million represented a 1 percent increase over the prior year quarter. Productivity improvements were more than offset by higher vehicle fuel costs, sales force ramp up and labor-related expenses.

In ARAMARK’s Direct Marketing segment, third quarter sales increased 4 percent to $105 million. Organic growth was also 4 percent. Operating income declined to $2.5 million due to product mix and increased marketing and administrative expenses.

Financial Guidance for Fourth Quarter and Fiscal Year 2004

In its fourth quarter of fiscal 2003, ARAMARK reported diluted earnings per share of $0.54. These results included insurance proceeds related to ARAMARK’s operations at the World Trade Center as well as a loss associated with the disposal of a residual interest in the Company’s Magazine and Book operations. Adjusted for these items, earnings per share in the fiscal fourth quarter of 2003 were $0.47. In addition, 2003 was a 53-week year and the financial impact of that extra week was entirely in last year’s fiscal fourth quarter. The extra week is estimated to have increased fourth quarter 2003 diluted earnings per share by roughly 7 to 8 percent.

ARAMARK expects its fourth quarter 2004 earnings will be affected by several factors including contract start-up costs and other cost pressures in its healthcare business. The Company also reduced its expectations for the parks business as a result of the negative publicity surrounding the drought in its western parks. In addition, the recent Federal government investigation concerning export sales at Galls and the resulting uncertainty’s effect on Galls’ business has begun to have an adverse impact on the Uniform – Direct Marketing segment.

ARAMARK expects to report sales of $2.5 to $2.6 billion for the 2004 fourth quarter and diluted earnings per share of $0.46 to $0.48. This fourth quarter estimate implies full year sales of $10.1 to $10.2 billion and diluted earnings per share of $1.38 to $1.40, which is consistent with the original estimate for fiscal year 2004 of $1.38 to $1.44 per share and implies a 52-week EPS growth in the low to mid-teens range, in line with the longer term earnings per share targets.

Conference Call and Related Financial Information

In conjunction with its third quarter earnings release, ARAMARK will discuss its results in a conference call broadcast live over the Internet on August 11, 2004 at 10:00 a.m. EST. Interested parties are invited to log on to www.aramark.com to listen to this webcast. A recording of the conference call will be available on that website.

The balance sheet, income statement and other financial information related to the third fiscal quarter of 2004 are attached to this press release and can also be found on the Investor Relations section of ARAMARK’s website at www.aramark.com.

Certain previously undisclosed financial information relating to a completed fiscal period, as well as reconciliations of non-GAAP financial measures that are disclosed in the conference call will also be available on the Investor Relations section of ARAMARK’s website.

About ARAMARK

ARAMARK Corporation is a world leader in providing award-winning food and facilities management services to health care institutions, universities and school districts, stadiums and arenas, international and domestic corporations, as well as providing uniform and career apparel. ARAMARK was ranked number one in its industry in the 2004 FORTUNE 500 survey and was also named one of “America’s Most Admired Companies” by FORTUNE magazine in 2004, consistently ranking since 1998 as one of the top three most admired companies in its industry as evaluated by peers. Headquartered in Philadelphia, ARAMARK has approximately 200,000 employees serving clients in 19 countries.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

Factors that might cause such a difference include: unfavorable economic conditions, ramifications of any future terrorist attacks or increased security alert levels; increased operating costs, including labor-related and energy costs; shortages of qualified personnel or increases in labor costs; costs and possible effects of union organizing activities; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs; our ability to integrate and derive the expected benefits from recent acquisitions; competition; decline in attendance at client facilities; unpredictability of sales and expenses due to contract terms and terminations; the contract intensive nature of our business, which may lead to client disputes; high leverage; claims relating to the provision of food services; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to food service, the environment, Federal and state employment laws and wage and hour laws; import and export controls and customs laws; inability to retain current clients and renew existing client contracts; determination by customers to reduce outsourcing and use of preferred vendors; seasonality; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of and elsewhere in ARAMARK’s SEC filings.

For further information regarding risks and uncertainties associated with ARAMARK’s business, please refer to the “Legal Proceedings,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition”, “Risk Factors” and other sections of ARAMARK’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting ARAMARK’s investor relations department via its web site www.aramark.com.

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us.

# # #

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	July 2, 2004	June 27, 2003
Sales	$2,594,924	$2,340,554

Costs and Expenses:
Cost of services provided	2,356,471	2,118,788
Depreciation and amortization	74,781	66,163
Selling and general corporate expenses	31,722	27,150

	2,462,974	2,212,101

Operating income	131,950	128,453
Interest and other financing costs, net (2)	30,873	40,776

Income from continuing operations before income taxes	101,077	87,677
Provision for income taxes (2)	36,617	23,826

Income from continuing operations	64,460	63,851
Income from discontinued operations, net (1)	—	25,453

Net income	$64,460	$89,304

Earnings Per Share - Basic:
Income from continuing operations	$0.34	$0.33
Net income	$0.34	$0.47

Earnings Per Share - Diluted:
Income from continuing operations	$0.33	$0.33
Net income	$0.33	$0.45

Weighted Average Shares Outstanding:
Basic	189,446	190,727
Diluted	193,777	196,375

(1)	- The fiscal 2003 condensed consolidated statement of income has been presented to reflect ARAMARK Educational Resources as a discontinued operation.

(2)	- In the third quarter of fiscal 2003, ARAMARK completed a tender offer to purchase approximately $94.3 million of its 6.75% Guaranteed Notes due August 1, 2004, for approximately $101.9 million, including accrued interest, and retired a $45 million term loan due March 2005. These two transactions resulted in an extinguishment charge of $7.7 million ($4.7 million net of tax) which is included in “Interest and other financing costs, net” in the accompanying financial schedule. Additionally, in the third quarter of fiscal 2003, ARAMARK reduced the provision for income taxes, based upon the settlement of open tax years, by approximately $8.4 million. Income from continuing operations and diluted earnings per share from continuing operations, excluding the impact of these items, were $60.1 million and $0.31, respectively for the three months ended June 27, 2003.

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Nine Months Ended
	July 2, 2004	June 27, 2003
Sales	$7,571,310	$6,859,800

Costs and Expenses:
Cost of services provided	6,881,367	6,228,382
Depreciation and amortization	218,106	192,599
Selling and general corporate expenses	95,217	86,519

	7,194,690	6,507,500

Operating income	376,620	352,300
Interest and other financing costs, net (2)	92,443	110,996

Income from continuing operations before income taxes	284,177	241,304
Provision for income taxes (2)	105,711	81,227

Income from continuing operations	178,466	160,077
Income from discontinued operations, net (1)	—	35,724

Net income	$178,466	$195,801

Earnings Per Share - Basic:
Income from continuing operations	$0.94	$0.84
Net income	$0.94	$1.02

Earnings Per Share - Diluted:
Income from continuing operations	$0.92	$0.81
Net income	$0.92	$0.99

Weighted Average Shares Outstanding:
Basic	189,131	191,383
Diluted	194,162	198,494

(1)	- The fiscal 2003 condensed consolidated statement of income has been presented to reflect ARAMARK Educational Resources as a discontinued operation.

(2)	- In the third quarter of fiscal 2003, ARAMARK completed a tender offer to purchase approximately $94.3 million of its 6.75% Guaranteed Notes due August 1, 2004, for approximately $101.9 million, including accrued interest, and retired a $45 million term loan due March 2005. These two transactions resulted in an extinguishment charge of $7.7 million ($4.7 million net of tax) which is included in “Interest and other financing costs, net” in the accompanying financial schedule. Additionally, in the third quarter of fiscal 2003, ARAMARK reduced the provision for income taxes, based upon the settlement of open tax years, by approximately $8.4 million. Income from continuing operations and diluted earnings per share from continuing operations, excluding the impact of these items, were $156.3 million and $0.79, respectively for the nine months ended June 27, 2003.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In Thousands)

	July 2, 2004	October 3, 2003
Assets
Current Assets	$1,272,419	$1,226,592
Property and Equipment, net	1,199,312	1,184,320
Goodwill	1,563,941	1,422,639
Other Assets	654,380	634,026

	$4,690,052	$4,467,577

Liabilities and Shareholders’ Equity
Current Liabilities (1)	$1,288,275	$1,415,789
Long-Term Borrowings	1,917,072	1,711,705
Other Liabilities	330,651	301,111
Total Shareholders’ Equity	1,154,054	1,038,972

	$4,690,052	$4,467,577

(1) -	Includes $27.2 million and $18.2 million of current maturities of long-term borrowings as of July 2, 2004 and October 3, 2003, respectively.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(Unaudited)

(In Thousands)

	Nine Months Ended
	July 2, 2004	June 27, 2003
Cash flows from operating activities from continuing operations:
Income from continuing operations	$178,466	$160,077
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	218,106	192,599
Income taxes deferred	21,539	19,082
Changes in noncash working capital	(138,381)	(131,084)
Other operating activities	(39,618)	(16,590)

Net cash provided by operating activities from continuing operations	240,112	224,084

Cash flows from investing activities from continuing operations:
Net purchases of property and equipment and client contract investments	(200,002)	(173,900)
Proceeds from sale of investment	8,500	—
Divestiture of certain businesses	—	248,077
Acquisitions and other investing activities	(136,568)	(201,678)

Net cash used in investing activities from continuing operations	(328,070)	(127,501)

Cash flows from financing activities from continuing operations:
Net proceeds from long-term borrowings	185,593	42,537
Dividend payments	(27,946)	—
Proceeds from issuance of common stock	37,578	20,601
Repurchase of stock and other financing activities	(106,979)	(166,241)

Net cash provided by (used in) financing activities from continuing operations	88,246	(103,103)

Net cash provided by discontinued operations (1)	—	14,722

Increase in cash and cash equivalents	$288	$8,202

(1) -	The fiscal 2003 statement of cash flows has been presented to reflect ARAMARK Educational Resources as a discontinued operation.

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Three Months Ended
	July 2, 2004	June 27, 2003
Sales
Food and Support Services - United States	$1,753,072	$1,623,463
Food and Support Services - International	474,696	362,701
Uniform and Career Apparel - Rental	262,312	253,517
Uniform and Career Apparel - Direct Marketing	104,844	100,873

	$2,594,924	$2,340,554

Operating Income
Food and Support Services - United States	$89,523	$85,897
Food and Support Services - International	19,010	16,181
Uniform and Career Apparel - Rental	29,095	28,869
Uniform and Career Apparel - Direct Marketing	2,457	4,201
Corporate and Other	(8,135)	(6,695)

	$131,950	$128,453

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Nine Months Ended
	July 2, 2004	June 27, 2003
Sales
Food and Support Services - United States	$5,088,326	$4,712,854
Food and Support Services - International	1,364,112	1,052,255
Uniform and Career Apparel - Rental	778,480	759,281
Uniform and Career Apparel - Direct Marketing	340,392	335,410

	$7,571,310	$6,859,800

Operating Income
Food and Support Services - United States	$240,323	$227,206
Food and Support Services - International	58,306	47,252
Uniform and Career Apparel - Rental	84,686	80,868
Uniform and Career Apparel - Direct Marketing	18,807	18,832
Corporate and Other	(25,502)	(21,858)

	$376,620	$352,300

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ORGANIC GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of organic sales growth in the fiscal 2004 and 2003 third quarter and nine-month periods, as adjusted to eliminate the effects of acquisitions, divestitures, the forward shift in our fiscal calendar (fiscal 2003 was a 53 week year) and the impact of currency translation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations. The fiscal calendar shift adjustment is made since fiscal 2003 was a 53 week year, resulting in fiscal 2004 starting one week later than normal. This results in a lack of service day comparability in the Education sector when comparing operating results between fiscal periods. Adjusting sales and estimated operating income for this difference in the fiscal calendar enhances comparability between the quarterly and year-to-date periods.

	Three Months Ended		%	Nine Months Ended		%
	July 2, 2004	June 27, 2003	Change	July 2, 2004	June 27, 2003	Change
ARAMARK Corporation Consolidated Sales (as reported)	$2,594,924	$2,340,554	11%	$7,571,310	$6,859,800	10%
Estimated Effect of Calendar Shift	24,425	—		30,964	—
Effect of Currency Translation	—	25,195		—	123,490
Effect of Acquisitions and Divestitures	(81,578)	(9,053)		(225,515)	(21,169)

ARAMARK Corporation Consolidated Sales (as adjusted)	$2,537,771	$2,356,696	8%	$7,376,759	$6,962,121	6%

Food and Support Services - U.S. Sales (as reported)	$1,753,072	$1,623,463	8%
Estimated Effect of Calendar Shift	24,425	—
Effect of Acquisitions and Divestitures	(9,617)	(7,913)

Food and Support Services - U.S. Sales (as adjusted)	$1,767,880	$1,615,550	9%

Food and Support Services - International - Sales (as reported)	$474,696	$362,701	31%
Effect of Currency Translation	—	25,195

Food and Support Services - International - Sales, Excluding Translation	$474,696	$387,896	22%

Effect of Acquisitions	(68,988)	—

Food and Support Services - International - Sales (as adjusted)	$405,708	$387,896	5%

Food and Support Services - International - Operating Income (as reported)	$19,010	$16,181	17%
Effect of Currency Translation	—	1,283

Food and Support Services - International - Operating Income, Excluding Translation	$19,010	$17,464	9%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

OPERATING RESULTS EXCLUDING UNUSUAL ITEMS

(Unaudited)

(In thousands, except per share amounts)

In the third quarter of fiscal 2003, ARAMARK completed a tender offer to purchase approximately $94.3 million of its 6.75% Guaranteed Notes due August 1, 2004, and retired a $45 million term loan due March 2005. These two transactions resulted in an extinguishment charge of $7.7 million ($4.7 million net of tax). Additionally, in the third quarter of fiscal 2003, ARAMARK reduced the provision for income taxes, based on the settlement of certain open tax years, by approximately $8.4 million. These items have been excluded from the comparisons of income from continuing operations and earnings per share to enhance comparability due to the size and unusual nature of these items.

	Three Months Ended		%	Nine Months Ended		%
	July 2, 2004	June 27, 2003	Change	July 2, 2004	June 27, 2003	Change
Income from continuing operations (as reported)	$64,460	$63,851		$178,466	$160,077
Add: Debt extinguishment charges	—	4,687		—	4,687
Less: Tax provision adjustment	—	(8,439)		—	(8,439)

Income from continuing operations (as adjusted)	$64,460	$60,099	7%	$178,466	$156,325	14%

Earnings Per Share - Diluted
Income from continuing operations (as reported)	$0.33	$0.33		$0.92	$0.81
Add: Debt extinguishment charges	—	0.02		—	0.02
Less: Tax provision adjustment	—	(0.04)		—	(0.04)

Income from continuing operations (as adjusted)	$0.33	$0.31		$0.92	$0.79	16%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

FISCAL 2003 FOURTH QUARTER OPERATING RESULTS

EXCLUDING OTHER INCOME / UNUSUAL ITEMS

(Unaudited)

The fiscal 2003 fourth quarter included approximately $32 million ($19.7 million net of tax) of business interruption proceeds from the final settlement of the Company’s September 11, 2001 claim. During the fourth quarter of fiscal 2003, ARAMARK reached agreement for the sale of its 15% interest in a periodicals distribution business to the majority shareholder, and wrote down this investment to the expected recoverable amount. The resulting pre-tax charge of $10.7 million ($6.6 million net of tax) was included in “Other (income) expense.” These items have been excluded from the comparisons of earning per share to enhance comparability due to the size and unusual nature of these items.

Three Months Ended October 3, 2003
Diluted EPS - Income from continuing operations - As reported	$0.54
Add: Other expense	0.03
Less: Insurance proceeds	(0.10)

Diluted EPS - Income from continuing operations - As adjusted	$0.47